Exhibit 10.17

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made as of December 13, 2013 by and between JUSTIN KEENER, d/b/a JMJ FINANCIAL, a Florida sole proprietorship (“JMJ”), on the one hand, and SILVER FALCON MINING, INC. (“SFMI”) and PIERRE QUILLIAM, on the other, (all together, the “Parties”), who have for Ten and No/100 Dollars ($10.00), and other valuable consideration set forth herein agree as follows:

RECITALS:

WHEREAS, on or about December 21, 2012, an action was brought by JMJ in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, captioned Justin Keener, d/b/a JMJ Financial v. Silver Falcon Mining, Inc., Case No. 12-49449 CA 20 (the “Lawsuit”);

WHEREAS the Lawsuit alleged breaches of certain obligations arising out of certain Securties Purchase Agreements dated June 4, 2012 and July 12, 2012, respectively (the “Obligtions”);

WHEREAS, SFMI asserted counterclaims against Justin Keener and JMJ in the lawsuit;

WHEREAS, for their own respective business reasons, the Parties desire to settle all of their disputes, on the terms and conditions set forth below;

NOW THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and with the intent to be legally bound thereby, the Parties stipulate and agree as follows:

1.

Outstanding Stipulated Value.  The Parties hereby acknowledge and agree that the outstanding value of the Obligations as of the date of the execution of this Agreement is Seven Hundred Fifty Nine Thousand Six Hundred and Forty Thousand dollars and no cents ($759,640.00)  (the “Settlement Amount”).

2.

SFMI’s Delivery of a Convertible Note in the Settlement Amount. SFMI shall immediately deliver to JMJ a convertible promissory note payable to JMJ in the amount of Seven Hundred Fifty Nine Thousand Six Hundred and Forty Thousand dollars and no cents ($759,640.00) (the “First Note”), a copy of which is Exhibit A and incorporated herein. SFMI’s breach, deafault, event of default or failure to perform any obligation under the First Note shall be a breach, default, event of default, and failure to perform this Settlement Agreement.

3.

SFMI’s Delivery of Blocks of Common Stock. In connection with the execution of the First Note, SFMI shall immediately issue to JMJ, by “DWAC/FAST” electronic transfer, a block of SFMI’s Class A Common Stock (the “December Block”) of sufficient size to permit JMJ to begin daily sales of shares into the market through January 15, 2014 in a daily net value not to exceed One Thousand and Five Hundred Dollars ($1,500.00) (the “Daily Sales”).  Thereafter, through and including March 1, 2014 (the “Daily Sales Period”), subsequent to JMJ’s liquidation of the majority of the delivered shares, JMJ will provide SFMI notice by email that

JMJ has approximately five (5) days worth of stock sales left.  Within three (3) days of reciving said notice, SFMI shall issue new blocks of common stock of sufficient size to permit JMJ to make Daily Sales through following thirty (30) calendar days.  Upon SFMI’s request, JMJ shall provide SFMI the dollar value of the net proceeds from the sales of each block or the daily sales amounts of each block.  The Parties reserve the right to alter or amend the value of the Daily Sales upon a mutually executed written agreement.

4.

Net Proceeds of Daily Sales Deducted from First Note Prinicple.  On April 15, 2014, at the conclusion of the Daily Sales Period, the net proceeds of the Daily Sales shall be deducted from the Principle Sum of the First Note and SFMI shall pay the resulting balance in fourteen (14) equal monthly cash instalments in accordance with the terms of the First Note.  SFMI may, at its election, make larger or additional cash payments in any amount at any time without penalty.

5.

Issuance of Restricted Stock.  As additional consideration for and a material inducement to this Agreement, SFMI shall issue to JMJ Five Million (5,000,000) duly and validly issued , fully paid and non-assessible shares of restricted Common Stock (the “Restricted Stock”), in exchange for the Five Hundred Thousand Dollars of warrants issued to JMJ pursuant to the Securites Purchase Agreement dated June 4, 2012 and the and Common Stock Purchase Warrant dated July 12, 2012.   The Restricted Stock shall be issued and delivered within ten (10) business days of the execution of this agreement in the name and to the address specified by that time. The aforesaid warrants shall be deemed null and void upon the issuance of the Restricted Stock.

6.

New Investment in SFMI and New Convertible Note.   As additional consideration for and a material inducement to this Agreement, JMJ agrees to pay One Hundred Thousand Dollars ($100,000.00) to SFMI in exchange for SFMI’s execution and delivery of the convertible promissory note and limited personal guaranty agreement both attached hereto as Exhibit B (the “Second Note”) and incorporated herein. SFMI’s breach, deafault, event of default or failure to perform any obligation under the Second Note shall be a breach, default, event of default, and failure to perform this Settlement Agreement.

7.

Transfer Instruction Letters.  As additional consideration for and a material inducement to this Agreement SFMI agrees to obtain and deliver to JMJ fully executed copies of the transfer instruction letters attached hereto as Exhibit C.

8.

Joint Stipulation for Dismissal.  Upon  JMJ’s receipt of the November Block, the executed First Note, the executed Second Note, and the executed copies of the letters attached hereto as Exhibit C, as described above, the Parties shall execute and file a Stipulation of Dismissal with Prejudice (the “Joint Stipulation”), with each party to bear their own fees and costs, and an Order Approving the same, with the Court retaining jurisdiction to enforce this Agreement.

9.

Cancelation of Prior Notes, Warrants and Other Agreements.  Upon execution of this Agreement all prior notes, warrants, and other agreements between or among the Parties shall be deemed canceled, null and void.

10.

Effective upon the filing of the Joint Stipulation:

a.

 Justin Keener and JMJ for themselves and their agents, representatives, executors, trustees, administrators, employees, officers, directors, principals, affiliates, predecessors, successors and assigns release and discharge SFMI and Pierre Quilliam and their agents, representatives, attorneys, executors, trustees, administrators, employees, officers, directors, principals, affiliates, predecessors, successors and assigns from and against all claims, demands, and causes of action, whether in law or in equity, known or unknown, matured or unmatured, that Justin Keener or JMJ ever had, now have, or can, shall, or may have by reason of any matter, cause or thing relating to facts and circumstances alleged in the Complaint filed in the Lawsuit from the beginning of the world to the day of these presents, including, but not limited to, any claims, demands or causes of action that have been or could have been asserted in the Lawsuit.  Nothing herein shall waive or release the obligations undertaken pursuant to this Agreement or the instruments contemplated by the Agreement.

b.

SFMI and Pierre Quilliam for themselves and their agents, representatives, executors, trustees, administrators, employees, officers, directors, principals, affiliates, predecessors, successors and assigns release and discharge Justin Keener and their agents, representatives, attorneys, executors, trustees, administrators, employees, officers, directors, principals, affiliates, predecessors, successors and assigns from and against all claims, demands, and causes of action, whether in law or in equity, known or unknown, matured or unmatured, that SFMI or Pierre Quilliam ever had, now has, or can, shall, or may have by reason of any matter, cause or thing relating to facts and circumstances alleged in the Complaint filed in the Lawsuit from the beginning of the world to the day of these presents, including, but not limited to, any claims, demands or causes of action that have been or could have been asserted in the Lawsuit, including but not limited to any and all compulsory or permissive counterclaims. Nothing herein shall waive or release the obligations undertaken pursuant to this Agreement or the instruments contemplated by the Agreement.

a)

11.

Strict Performance.  Time is of the essence as to all matters provided for in this Agreement and in all the instruments contemplated herein.  Notwithstanding the foregoing, the Parties’ failure, at any time or times hereafter, to require strict performance of any provision of this Agreement or its instruments shall not be deemed to waive, affect or diminish any right of any Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by the Parties of a Default under this Agreement or under any of its instruments, or the failure to immediately pursue all remedies available to JMJ when available, shall not suspend, waive, or affect any other default under this Agreement or its instruments, whether it is prior or subsequent thereto and whether of the same or of a different kind or character.

12.

This Settlement Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures faxed or delivered electronically are as good as originals.

13.

This Settlement Agreement shall inure to the benefit of and be binding upon the successors, and assigns of each of the Parties hereto.  This Settlement Agreement may not be modified except by agreement in writing executed by the Parties.

14.

This Settlement Agreement along with its exhibits is a fully-integrated agreement, incorporating the final expression of the parties’ intent and final agreement concerning the Settlement Agreement’s subject matter.  No party has relied on any act, statement, inducement, promise, or agreement that is not contained herein, nor shall any pre-Settlement Agreement act, statement, inducement, promise, or agreement have any interpretive value concerning terms of the Settlement Agreement.

15.

The Parties further acknowledge and agree that this Settlement Agreement has been negotiated and drafted by all Parties hereto and their respective legal counsel.  This Settlement Agreement shall be construed and interpreted without regard to any presumption or other rule or interpretation which would otherwise require that it be construed against the party who may have had primary responsibility for drafting this Agreement. The Parties hereby waive any and all defenses, in any proceeding whatsoever, concerning the enforceability of this Settlement Agreement, and the Parties are therefore estopped from asserting any such defenses.

16.

No provision of this Agreement can be modified, amended, supplemented or waived in any manner except by an instrument in writing, signed by the parties.

17.

Each of the signatories hereto represents that he or she has authority to execute this Settlement Agreement and to bind the party on whose behalf he or she has signed.

18.

Each of the Parties hereto have consulted with their respective counsel prior to signing this Settlement Agreement, and have reviewed all terms and conditions therein.

19.

In the event any term or provision of this Settlement Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given the nearest legal meaning.  The remainder of the Settlement Agreement shall be construed to be in full force and effect.

20.

This Settlement Agreement shall be interpreted under Florida internal law without giving regard to Florida principles or rules of conflicts of law.  Any independent action to enforce the terms of this Settlement Agreement or for damages for its breach shall be commenced in any court of competent jurisdiction in Miami-Dade County, Florida.

21.

If either party hereto fails to perform any of its obligations under this Settlement Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Settlement Agreement, then the defaulting party or the party not substantially prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees.

22.

WAIVER OF RIGHT TO JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER INSTRUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first above written.

[Signature Pages Follow]

Approved by the Parties:

Justin Keener, d/b/a/ JMJ Financial

By: ________________________________

Date:  ___________

Authorized Signatory

Silver Falcon Mining, Inc.

By: _________________________________

Date:  ___________

Authorized Signatory

Pierre Quilliam

By: _________________________________

Date:  ___________

Pierre Quilliam